UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 29, 2009

Brown & Brown, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	001-13619	59-0864469
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

220 South Ridgewood Avenue, Daytona Beach, Florida 32114
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:  (386) 252-9601

                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           The information required by this Item 5.02(b) with respect to J. Hyatt Brown's retirement, effective July 1, 2009, from the position of Chief Executive Officer of Brown & Brown, Inc. (the "Company") is incorporated herein by reference to Item 5.02(c).

(c)           Consistent with the Company's previously-disclosed executive succession plan, on April 29, 2009, J. Hyatt Brown confirmed to the board of Directors of Brown & Brown, Inc. that he will retire from the position of Chief Executive Officer of the Company effective July 1, 2009.  In connection with this retirement, the Company's Board of Directors appointed J. Powell Brown, currently the Company's President, to the additional position of Chief Executive Officer effective July 1, 2009.

As previously disclosed, following his retirement from the position of Chief Executive Officer, J. Hyatt Brown intends to continue to serve as the Chairman of the Board of Directors, and also to continue to be involved in acquisitions and recruitment.

J. Powell Brown, 41, has been President since January 2007 and has been a director since October 2007. Prior to that time, he had served as one of the Company's Regional Executive Vice Presidents since 2002.  J. Powell Brown was previously responsible for overseeing certain of the Company's wholesale brokerage operations as well as the public entity business of certain of the Company's subsidiaries located in Florida, Georgia, Illinois, Indiana, New Jersey, North Carolina, Oklahoma, Pennsylvania, Texas, Virginia and Washington, and was also responsible for the Company's Service Division operations and for Florida Intracoastal Underwriters, a subsidiary that administers a specialty program offering insurance coverage for Florida condominium properties. From 1998 to 2003, J. Powell Brown served as profit center leader of the Company's Orlando, Florida retail office. Prior to that, J. Powell Brown served as an account executive and then as Marketing Manager in the Company's Daytona Beach, Florida retail office from 1995 to 1998.  J. Powell Brown serves on the Board of Directors of Camp Boggy Creek.  He previously served on the Board of Directors of the SunTrust Bank/Central Florida, as Vice Chairman of Finance for the Board of Governors of the Orlando Regional Chamber of Commerce, and as a member of the Board of Directors of Junior Achievement of Central Florida, and the Bolles School Board of Visitors.

J. Powell Brown is the son of J. Hyatt Brown.  J. Powell Brown previously served as a member of the Board of the SunTrust Bank/Central Florida.  The Company has a $50 million revolving credit facility with SunTrust (subject to potential increases up to $100 million).  SunTrust also acts as escrow agent with respect to accounts related to certain acquisitions that the Company has made.  The Company expects to continue to use SunTrust during 2009 for a substantial portion of its cash management requirements. Two of the Company's subsidiaries provide insurance-related services to subsidiaries of SunTrust, and a number of the Company's offices provide services with respect to premium financing to another such subsidiary of SunTrust.

J. Powell Brown is currently party to a standard employment agreement with the Company that is substantially similar to the employment agreements of many of the Company's other executive officers.  J. Powell Brown's employment agreement will remain the same, and will not change as a result of his promotion.  This agreement may be terminated by either party.  In addition, compensation under this agreement is at amounts agreed upon between the Company and J. Powell Brown from time to time. Also, for a period of three years following the termination of J. Powell Brown's employment, this agreement prohibits him from directly or indirectly soliciting or servicing the Company's clients, or soliciting the Company's employees to leave their employment with the Company.

(e) In connection with J. Hyatt Brown's retirement effective July 1, 2009 from the position of Chief Executive Officer of the Company, the Board agreed with Mr. Hyatt Brown to amend his employment agreement effective July 1, 2009 to remove all provisions relating to a “change in control” of the Company, including a requirement that Mr. J. Hyatt Brown be paid certain amounts in the event of the termination of his employment or the occurrence of certain other “adverse consequences” following a change in control of the Company.

Prior to July 1, 2009, the Company and Mr. J. Hyatt Brown will execute a written amendment to his employment agreement that memorializes this removal of all provisions relating to a “change in control” of the Company.

Item 7.01                Regulation FD Disclosure.

On May 5, 2009, the Company issued a press release announcing the retirement of J. Hyatt Brown, effective July 1, 2009, from the position of Chief Executive Officer, and the appointment by the Company's Board of Directors of J. Powell Brown to the position of Chief Executive Officer, effective July 1, 2009.

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 9.01                Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished and filed, respectively, herewith:

Exhibit No.	Description
99.1	Press Release dated May 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown & Brown, Inc.

May 5, 2009	By:	/s/ Cory T. Walker
Cory T. Walker
Sr. Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 5, 2009.